Exhibit 99.2

ANHEART THERAPEUTICS LTD.

(Incorporated in the Cayman Islands with limited liability)

Unaudited Condensed Consolidated Financial Statements

For the Three Months ended March 31, 2024 and 2023

INDEX TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2024 and December 31, 2023	F-2

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months ended March 31, 2024 and 2023	F-3

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months ended March 31, 2024 and 2023	F-4

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2024 and 2023	F-5

Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

ANHEART THERAPEUTICS LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	March 31, 2024	December 31, 2023
	US$	US$
Assets
Current assets:
Cash and cash equivalents	19,346	36,026
Accounts receivable, net of allowance for credit loss of $3,336 and nil as of March 31, 2024 and December 31, 2023, respectively	5,329	3,472
Prepaid expenses and other current assets	2,771	1,943

Total current assets	27,446	41,441
Property and equipment, net	168	206
Operating lease right-of-use assets	371	457

TOTAL ASSETS	27,985	42,104

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	8,477	8,778
Operating lease liability, current portion	290	420
Contract liabilities, current portion	12,567	11,748
Short-term borrowings	13,620	11,358
Accrued expenses and other current liabilities	2,637	4,981

Total current liabilities	37,591	37,285
Warrant liabilities	—	203
Long-term borrowings	120	326
Contract liabilities, net of current portion	10,182	11,160
Operating lease liability, net of current portion	39	35

TOTAL LIABILITIES	47,932	49,009

Commitments and contingencies (Note 9)
Mezzanine equity:
Series A convertible redeemable preferred shares, $.0001 par value; 12,000,000 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023	76,611	61,242
Series A+ convertible redeemable preferred shares, $.0001 par value; 10,784,344 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023	68,850	49,113
Series A-2 convertible redeemable preferred shares, $.0001 par value; 2,704,012 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023	17,263	12,141
Series B convertible redeemable preferred shares, $.0001 par value; 17,406,573 and 17,259,714 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	111,128	72,387

TOTAL MEZZANINE EQUITY	273,852	194,883

Shareholders’ deficit:
Ordinary shares, $.0001 par value; 6,400,000 shares authorized, issued and outstanding as of March 31, 2024 and December 31, 2023	1	1
Additional paid-in capital	—	—
Accumulated other comprehensive income	896	853
Accumulated deficit	(294,696)	(202,642)

TOTAL SHAREHOLDERS’ DEFICIT	(293,799)	(201,788)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	27,985	42,104

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ANHEART THERAPEUTICS LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	Three Months Ended March 31,
	2024	2023
	US$	US$
Revenue	5,151	2,247
Cost of revenue	2,332	2,290

Gross profit (loss)	2,819	(43)

Operating expenses:
Research and development	10,167	8,496
Selling, general and administrative	7,104	1,954

Total operating expenses	17,271	10,450

Loss from operations	(14,452)	(10,493)

Other income (expense), net:
Government subsidy income	15	20
Foreign exchange income (loss)	73	(382)
Interest income	275	164
Interest expense	(160)	(115)
Other expenses	(13)	—
Change in fair value of warrant liabilities	(196)	—

Total other income (loss), net	(6)	(313)

Loss before provision for income taxes	(14,458)	(10,806)
Income tax expense	(21)	(1)

Net loss	(14,479)	(10,807)
Accretion of convertible redeemable preferred shares to redemption value	(78,052)	(3,456)

Net loss attributable to ordinary shareholders of the Company	(92,531)	(14,263)

Net loss	(14,479)	(10,807)
Other comprehensive income:
Exchange difference arising on translation of foreign operations	43	369

Total comprehensive loss attributable to the Company	(14,436)	(10,438)
Accretion of convertible redeemable preferred shares to redemption value	(78,052)	(3,456)

Total comprehensive loss attributable to ordinary shareholders of the Company	(92,488)	(13,894)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ANHEART THERAPEUTICS LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES

IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	Ordinary shares		Additional Paid-in Capital	Accumulated other comprehensive income	Accumulated deficit	Total Shareholders’ Deficit
	Issued and Outstanding Shares	Amount
		US$	US$	US$	US$	US$
Balances at December 31, 2022	6,400,000	1	—	594	(173,466)	(172,871)
Share-based compensation	—	—	539	—	—	539
Foreign currency translation gain	—	—	—	369	—	369
Accretion of convertible redeemable preferred shares to redemption value	—	—	(539)	—	(2,917)	(3,456)
Net loss	—	—	—	—	(10,807)	(10,807)

Balances at March 31, 2023	6,400,000	1	—	963	(187,190)	(186,226)

Balances at December 31, 2023	6,400,000	1	—	853	(202,642)	(201,788)
Share-based compensation	—	—	596	—	—	596
Exercise of stock options	79,375	0	0	—	—	0
Repurchase of ordinary shares	(79,375)	(0)	(119)	—	—	(119)
Change in redemption value of convertible redeemable preferred shares	—	—	—	43	—	43
Accretion of convertible redeemable preferred shares to redemption value	—	—	(477)	—	(77,575)	(78,052)
Net loss	—	—	—	—	(14,479)	(14,479)

Balances at March 31, 2024	6,400,000	1	—	896	(294,696)	(293,799)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ANHEART THERAPEUTICS LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Amounts in thousands of U.S. Dollar (“US$”)

	Three Months Ended March 31,
	2024	2023
	US$	US$
Cash Flows from Operating Activities:
Net loss	(14,479)	(10,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	50	41
Allowance for credit loss	3,336	—
Share-based compensation	596	539
Noncash lease expense	163	156
Change in fair value of warrant liabilities	196	—
Amortization of borrowing discount of SSVB Loan	4	35
Unrealized foreign currency transaction (income) loss	(73)	382
Changes in operating assets and liabilities:
Accounts receivable	(5,193)	(476)
Prepaid expenses and other current assets	(828)	(268)
Accounts payable	(301)	(506)
Accrued expenses and other current liabilities	(2,461)	(1,197)
Contract liabilities	(159)	3,552
Operating lease liabilities	(197)	(181)

Net cash used in operating activities	(19,346)	(8,730)

Cash Flows from Investing Activities:
Cash paid for marketable securities	—	(13,205)
Maturities of marketable securities	—	10,989
Purchases of property and equipment	(13)	(22)

Net cash used in investing activities	(13)	(2,238)

Cash Flows from Financing Activities:
Proceeds from borrowings	7,035	1,527
Payments on borrowings	(4,969)	(581)
Proceeds from exercise of warrants	518	—

Net cash provided by financing activities	2,584	946

Net Decrease in Cash and Cash Equivalents	(16,775)	(10,022)
Cash, cash equivalents, and restricted cash at beginning of the period	36,026	30,780
Effect of foreign exchange rate changes on cash	95	54

Cash, cash equivalents, and restricted cash at end of the period	19,346	20,812

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	150	106
Cash paid for income taxes	21	1
Cash paid for amounts included in the measurement of operating lease liabilities	206	199
Right-of-use-assets obtained in exchange for new operating lease liabilities	74	202
Accretion of convertible redeemable preferred shares to redemption value	78,052	3,456
Issue of warrants in connection with the SSVB loan (Note 6)	—	(46)
Convertible redeemable preferred shares issued upon exercise of warrants	399	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

1.	Organization and principal activities

Anheart Therapeutics Ltd., (“Anheart” or “Cayman Co”) and its subsidiaries (collectively referred to as “the Company”) are principally engaged in acquiring, developing, and commercializing innovative pharmaceutical products as novel precision oncology therapies. For the three months ended March 31, 2024 and 2023, its primary operations were conducted in the United States and China.

As of March 31, 2024, the Company’s principal subsidiaries are as follows:

Name of the entities	Date of incorporation or date of acquisition	Place of incorporation	Percentage of direct or indirect economic ownership	Principle activities
AnHeart Therapeutics Inc. (“AnHeart US”)	December 11, 2017	Delaware, USA	100%	Development and commercialization of innovative medicines
AnBio Therapeutics (HK) Ltd. (“AnHeart HK”)	May 28, 2021	Hong Kong, China	100%	Investment holding company
AnHeart Therapeutics (Hangzhou) Co., Ltd. (“AnHeart HZ”)	November 27, 2018	Hangzhou, China	100%	Development and commercialization of innovative medicines
Baoquan Biomedical Technology (Shanghai) Co. Ltd.	February 8, 2021	Shanghai, China	100%	Development and commercialization of innovative medicines
NanGene Biomedical Co. Ltd. (“NanGene”)	April 15, 2022	Nanjing, China	100%	Development and commercialization of innovative medicines

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) regarding interim financial reporting. The unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements for the years ended December 31, 2023 and 2022. Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States. The financial statements presented herein represent the consolidated financial statements of the Company. All intercompany transactions and balances have been eliminated.

Liquidity and Going Concern

The Company has been incurring losses from operations since its inception, with net loss of $14,479 and $16,657 for the three months ended March 31, 2024 and for the year ended December 31, 2023, respectively. Accumulated deficit amounted to $294,696 and $202,642 as of March 31, 2024 and December 31, 2023. Net current liabilities amounted to $ 10,145 as of March 31, 2024. Net cash used in operating activities was approximately $19,346 and $811 for the three months ended March 31, 2024 and for the year ended December 31, 2023, respectively. The Company has historically financed its operations primarily from the issuances of the Convertible Redeemable Preferred Shares (“CRPS”), proceeds from borrowings and cash received from collaboration and license agreement with customers. Management expects operating losses and negative cash flows from operations to continue for the foreseeable future.

The Company has cash and cash equivalents available on hand of $19.3 million as of March 31, 2024. In addition, on April 9, 2024, the Company has completed the transaction with a third party who has required the Company in an all-stock transaction (see Note 10). The Company together with the third party (the “combined company”) will continue to focus on executing the development strategy for pipelines. The Company believes it appropriate that the unaudited condensed consolidated financial statements are prepared on going concern basis.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Significant estimates and assumptions reflected in the unaudited condensed consolidated financial statements include but are not limited to accrued research and development expenses; valuation of share-based compensation arrangements; the fair value of CRPS; the fair value of the warrant liabilities; identifying separate accounting units and the standalone selling price of each performance obligation in the Company’s revenue arrangements; the incremental borrowing rate for determining lease liabilities and right-of-use assets; allowance for credit loss and valuation allowance for deferred tax assets.

The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it has concluded to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ materially from those estimates or assumptions.

Functional Currency and Foreign Currency Translations

The Company’s reporting currency is the USD. The functional currency of the Company’s subsidiaries incorporated in PRC is RMB. The functional currency of the Company and its subsidiaries incorporated outside the PRC is USD.

Transactions denominated in currencies other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. The resulting exchange differences are included in the net loss of the statements of operations and comprehensive loss.

Assets and liabilities of the Company with functional currency other than US$ are translated into US$ at fiscal year-end exchange rates. Equity amounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates during the fiscal year. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts. Cash equivalents are reflected at fair value based on quoted market prices as further described in Note 3.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Leases

The Company leases office premises in United States and China under operating leases and accounts for its leases under ASC 842. The Company determines whether an arrangement constitutes a lease and records lease liabilities and operating lease right-of-use (“ROU”) assets at the lease commencement. The lease terms of leases vary from more than one year to five years. The Company’s lease agreements do not contain any significant residual value guarantees or restricted covenants. The Company measures the operating lease liabilities at the commencement date based on the present value of remaining lease payments over the lease term, which is computed using the Company’s incremental borrowing rate, an estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the lease term. The Company measures the operating lease ROU assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing operating lease expenses based on lease payments on a straight-line basis over the lease term when the lessor makes the underlying asset available to the Company. Some of the Company’s lease contracts include options to extend the leases for an additional period which has to be agreed with the lessors based on mutual negotiation. After considering the factors that create an economic incentive, the Company does not include renewal option periods in the lease term for which it is not reasonably certain to exercise.

Operating lease expense was $170 and $172 for the three months ended March 31, 2024 and 2023, respectively. The weighted average discount rate for operating leases was 7.7%, and the weighted average remaining lease term for operating leases was 0.8 years as of March 31, 2024.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company applies ASC, Topic 606, Revenue from Contracts with Customers (ASC 606) to account for its revenue transactions.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations it must deliver and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied or as it is satisfied.

Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Company has satisfied its performance obligation and has the unconditional right to payment. The Company maintains an allowance for doubtful accounts for estimated losses. In determining the allowance, consideration includes the probability of recoverability based on historical collection experience, aging of receivables and other economic and industry factors. Certain accounts receivable may be fully reserved when the Company becomes aware of any specific collection issues.

Credit losses

The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers’ ability to pay which may be available.

Collaborative Arrangement

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This update clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer and precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. The Company adopted this standard for all periods presented.

At contract inception of agreements with collaboration elements, the Company analyses the agreements to assess whether they are within the scope of ASC 808 Collaborative arrangements (“ASC 808”) to determine whether such agreements involve joint operating activities performed by parties that are both (a) active participants in the activities and (b) exposed to significant risks and rewards dependent on the commercial success of such activities.

The Company enters into collaborative arrangements for the research and development, manufacture and/or commercialization of drug products and drug candidates. The Company assesses and determines that none of the collaboration agreements entered into during the periods presented were within the scope of ASC808, as all of the agreements did not involve active participation by both parties in a joint research activity, therefore not qualify as collaborative arrangements under ASC 808.

The Company has determined that all the elements of the above collaborations are reflective of a vendor-customer relationship and therefore within the scope of ASC 606. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the five-step model under ASC 606 noted above. The Company recognizes revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Collaborative Arrangement - continued

The Company’s collaborative arrangements may contain more than one unit of account, or performance obligation, including grants of licenses to intellectual property rights, agreements to provide research and development services and other deliverables. The collaborative arrangements do not include a right of return for any deliverable. As part of the accounting for these arrangements, the Company must develop assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in the contract. In developing the stand-alone selling price for a performance obligation, the Company considers competitor pricing for a similar or identical product, market awareness of and perception of the product, expected product life and current market trends. In general, the consideration allocated to each performance obligation is recognized when the respective obligation is satisfied either by delivering a good or providing a service, limited to the consideration that is not constrained. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as contract liabilities.

Licenses of intellectual property: If a license to the Company’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the contract, the Company recognizes revenue from the portion of the transaction price allocated to the license at a point in time, when the license is transferred to the customer and the customer is able to benefit from the license.

Research and development services: The portion of a transaction price allocated to research and development services performance obligations is deferred and recognized as revenue over time as delivery or performance of such services occurs based on the use of an input method.

Customer options: A customer’s right to choose, at its discretion, to make a payment for additional goods or services is generally considered an option. If the Company is not presently obligated to provide and does not have a right to consideration for delivering additional goods or services, the item is considered an option. The Company evaluates the customer options for material rights, such as the ability to acquire additional goods or services for free or a discount. Optional future services that reflect their standalone selling prices do not provide the customer with a material right and, therefore, are not considered performance obligations and are accounted for as separate contracts. The optional future services do not include a material right to be accounted for as performance obligations.

Milestones payments: The Company’s collaboration agreement includes development and regulatory milestones. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue and net loss in the period of adjustment.

Royalties: For sales-based royalties, including milestone payments based on the level of sales, the Company determines whether the sole or predominant item to which the royalties relate is a license. When the license is the sole or predominant item to which the sales-based royalty relates, the Company recognizes revenue at the later of: (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any sales-based royalty revenue resulting from the Company’s collaboration agreement.

The Company receives payments from its customers based on billing terms established in the contract. Up-front payments and fees are recorded as contract liabilities (e.g., deferred revenue) upon receipt or when due until the Company performs its obligations under the arrangement.

In the event of an early termination of a collaboration agreement, any contract liabilities would be recognized in the period in which all our obligations under the agreement have been fulfilled.

For a complete discussion of accounting for revenue, see Note 5, “Collaboration and License Agreements.”

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Costs to Fulfill a Contract with a Customer

The compensation paid to obtain contracts were immaterial, therefore, the Company has not capitalized any costs for the three months ended March 31, 2024 and 2023.

The Company is required to capitalize costs incurred to fulfill customer contracts. These costs are required to be amortized to expense on a systemic basis that is consistent with the transfer to the customer of the goods or services to which the asset relates, compared to previously being expensed as incurred. Elements of the costs primarily include (i) payroll and other related costs of personnel related directly to the contract activities; (ii) costs related to pre-clinical testing and clinical trials such as payments to contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), investigators, and clinical trial sites that conduct the contract activities; (iv) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility-related expenses; and (v) other research and development costs.

Research and Development Expenses

Elements of research and development expenses primarily include (i) payroll and other related costs of personnel engaged in research and development activities; (ii) in-licensed patent costs of exclusive development rights of products granted to the Company; (iii) costs related to pre-clinical testing of the Company’s technologies under development and clinical trials such as payments to CROs and CMOs, investigators, and clinical trial sites that conduct our clinical studies; (iv) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility-related expenses; and (v) other research and development expenses. Research and development expenses are charged to expense as incurred and have no alternative future uses.

The Company has acquired rights to develop and commercialize product candidates. Upfront payments that relate to the acquisition of a new product compound, as well as pre-commercial milestone payments, are immediately expensed as acquired in-process research and development (“IPR&D”) in the period in which they are incurred, provided that the new product compound did not also include processes or activities that would constitute a “business” as defined under U.S. GAAP, and the product candidate has not achieved regulatory approval for marketing and, absent obtaining such approval, has no established alternative future use. Milestone payments made to third parties subsequent to regulatory approval which meet the capitalization criteria would be capitalized as intangible assets and amortized over the estimated remaining useful life of the related product. If the conditions enabling capitalization of development costs as an asset have not yet been met, all development expenditures are recognized in profit or loss when incurred.

CRPS

The Company has classified its CRPS as temporary equity in the accompanying unaudited condensed consolidated balance sheets due to terms that allow for redemption of the shares upon the occurrence of a contingent event that is not solely within the Company’s control. The Company recorded the initial carrying amount of the CRPS with its issuance price, which approximated the issuance date fair value, after the reduction of the issuance cost. The Company uses interest method to accrete the carrying value of the preferred shares to their maximum redemption price as if redemption were to occur at the end of the reporting period. The change in redemption value is recorded as deemed dividend, and charged against retained earnings, or in the absence of retained earnings, against additional paid-in capital (“APIC”). Once APIC has been exhausted, additional charges are recorded by increasing the accumulated deficit.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Share-Based Compensation

The Company accounts for all share-based awards granted to employees and non-employees as share-based compensation expenses at fair value. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s ordinary shares on the date of grant, the expected share price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the shares. As the Company is a privately held company, there is no historical data from which to base a calculation of expected volatility. The Company relies upon other information such as the historical, expected, or implied volatility of similar companies whose shares or option prices are publicly available. The annual risk-free rate will be determined by using the nominal treasury constant maturity rate published on the Federal Reserve website as of the date of grant. The Company will select a rate (or blend of rates) with an appropriate term based on the expected term. The Company has not paid, and does not anticipate paying, cash dividends on its ordinary share therefore, the expected dividend yield is assumed to be zero.

The Company classifies its share-based awards as equity and measures its awards at their grant date fair value and recognizes the compensation expense during which the employee is required to perform service in exchange for the award for employees and non-employees. The Company elects to recognize forfeitures when they occur.

Share-based compensation is classified in the Company’s statements of operations and comprehensive loss based on the function to which the related services are provided. Any consideration paid by employees on exercising stock options and the corresponding portion previously credited to APIC are credited to share capital.

See Note 8 for a summary of the share-based award activity under the Company’s share-based compensation plan.

Income Taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating losses and tax credits carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Company did not recognize any uncertain tax positions.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Concentration of risks

Concentration of credit risk

Assets that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents, marketable securities, account receivables and other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash and cash equivalents and marketable securities are held with financial institutions that Company management believes to be high credit quality. Prepaid expenses and other current assets mainly consists of deposits of rent, and prepaid expenses, which can be applied for deduction of future payments for expenses. The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

Concentration of customers and suppliers

Substantially all revenues were derived from customers located in China, Japan and Korea. For the three months ended March 31, 2024, the revenues derived from customers located in China, Japan and Korea were $5.13 million, $22, and nil, respectively. For the three months ended March 31, 2023, the revenues derived from customers located in China and Korea were $1.77 million and $477, respectively.

Below customers represent more than 10% of the Company’s net revenue for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
Customer B	99.57%	78.77%
Customer C	—	21.23%

Below customers represent more than 10% of the Company’s balances of accounts receivable as of March 31, 2024 and December 31, 2023.

	As of March 31,	As of December 31,
	2024	2023
Customer B	100.00%	—
Customer C	—	100.00%

Below suppliers represent more than 10% of the Company’s total purchases for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
Supplier A	24.62%	10.42%
Supplier B	*	*
Supplier C	*	13.92%

*	represents the percentage less than 10%.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

3.	Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are regularly measured and carried at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, which is described further within Note 2.

There are no financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2024. Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 are summarized as follows:

	Fair value measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
Liabilities
Warrant liabilities	—	—	203	203

Total	—	—	203	203

The Company utilized the Black-Scholes model to estimate the fair value of warrant liabilities at each reporting date. The application of the Black-Scholes model utilizes significant unobservable inputs and assumptions, including volatility. The Company measured expected volatility based on several inputs, including considering a peer group of publicly traded companies. As a result of the unobservable inputs used, the fair value measurement of these warrants reflected a Level 3 measurement within the fair value measurement hierarchy.

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

US$
Balance as of December 31, 2022	278
Number adjustment of warrants	(46)
Changes in fair value	(28)
Foreign exchange difference	(1)

Balance as of December 31, 2023	203

Changes in fair value	196
Exercise of warrants (see Notes 6 and 7)	(399)

Balance as of March 31, 2024	—

As of March 31, 2024 and December 31, 2023, the Company’s financial assets and liabilities not measured at fair value included cash and cash equivalents, accounts receivable, other receivables included in prepaid expenses and other current assets, accounts payable, and short-term borrowings, of which the carrying value approximate fair value because of the short-term nature of these instruments. The carrying value of long-term borrowings approximates the fair value. In calculating the fair value of long-term borrowings, interest rate assumptions reflect current credit worthiness and market conditions available for borrowings with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

4.	Accrued Expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of March 31,	As of December 31,
	2024	2023
	US$	US$
Accrued payroll	1,147	3,612
Tax payable	409	446
Other accrued expenses	1,081	923

Total accrued expenses and other current liabilities	2,637	4,981

5.	Collaboration and License Agreements

The Company enters into collaborative arrangements for the research and development, and commercialization of drug products and drug candidates. To date, these collaborative arrangements have included out-licenses of and options to out-license in-licensed compound to other parties, in-licenses of compound from other parties. These arrangements may include non-refundable upfront payments, contingent obligations for potential development, regulatory and commercial performance milestone payments, cost reimbursement arrangements and royalty payments.

In-Licensing Arrangements with Daiichi Sankyo Company Ltd. (“DS”)

The Company has in-licensed the rights to develop, manufacture and, if approved, commercialize multiple development stage drug candidates globally or in specific territories. These arrangements typically include non-refundable upfront payments, contingent obligations for potential development, regulatory and commercial performance milestone payments and royalty payments. All upfront and development milestones were expensed in research and development expense as incurred. No upfront payment was obligated to be paid and expensed for the three months ended March 31, 2024 and 2023.

Out-Licensing Arrangements

The Company’s revenue related to its out-licensing collaborative agreements consist of upfront license fees and research and development services revenue from its collaboration agreements with NewG Lab Co., Ltd. (“NewG Lab”), Innovent Biologics Co. Ltd. (“Innovent”) and Nippon Kayaku Co., Ltd. (“NK”) for AB-106.

The following table summarizes total revenue recognized for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023
	US$	US$
Revenue
License revenue	873	—
Research and development service revenue	4,278	2,247

Total	5,151	2,247

The Company’s performance obligations are satisfied either over time or at a point in time. The disaggregated revenues by revenue streams and timing of transfer of services were as follows:

	For the Three Months Ended March 31,
	2024	2023
	US$	US$
License revenue
Point in time	873	—
Research and development service revenue
Over time	4,278	2,247

	5,151	2,247

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

5.	Collaboration and License Agreements - continued

Out-Licensing Arrangements – continued

Exclusive License Agreement with NewG Lab

In July 2020, the Company entered into an agreement with NewG Lab. under which the Company will grant a sub-licensable, royalty-bearing, exclusive right and license (the “Exclusive Sublicense”) to NewG Lab to develop and commercialize AB-106 in Korea (the “ NewG Lab Territory”), with NewG Lab responsible for funding ongoing clinical trials of AB-106, regulatory submissions after development and for commercialization upon regulatory approvals. The Company also granted NewG Lab the option to obtain the same aforementioned rights to AB-106 in Malaysia (the “NewG Lab Option”).

The Company determined that the license and the R&D services are distinct from each other and represent a single performance obligation respectively at the outset of the agreement. The Company concluded that, at the inception of the agreement, the NewG Lab Option did not constitute a material right as it does not represent a discount to the fair value of the exclusive license that NewG Lab would not have received without entering into the agreement and is therefore not considered a distinct performance obligation.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed and recognized the entire amount of the transaction price allocated to the license as license fee revenue of $0.8 million during the year ended December 31, 2020. The revenue related to the R&D services will be recognized over the period as such service occurs. The Company recognized R&D service revenue of nil and $0.4 million during the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024 and December 31, 2023, the accounts receivable of NewG Lab was nil and $3.5 million, respectively. As part of our regular periodic assessments of credit loss exposure, we recognized $3.3 million of credit loss expense during the three months ended March 31, 2024 due to NewG Lab. There was no development milestone reached or received during the three months ended March 31, 2024 and 2023.

Collaboration and License Agreement with Innovent

In May 2021, the Company entered into an agreement with Innovent, granting Innovent a sub-licensable, royalty-bearing, exclusive right and license to commercialize AB-106 in the People’s Republic of China and Taiwan (the “Innovent Territory”). The Company is responsible for funding ongoing clinical trials of AB-106, regulatory submissions after development with Innovent responsible for commercialization upon regulatory approvals. The Company also granted Innovent the option to obtain a license to commercialize AB-329 once the Company provides proof of concept behind the compound in a region in the Innovent Territory (the “Innovent Option”).

The Company determined that the license represents a single performance obligation. The R&D services represent a material promise and were determined to be a separate performance obligation at the outset of the agreement as the promise is distinct and has standalone value to Innovent. The Company concluded that, at the inception of the agreement, the Innovent Option did not constitute a material right as it does not represent a discount to the fair value of the exclusive license that Innovent would not have received without entering into the agreement and is therefore not considered a distinct performance obligation.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed and recognized $0.9 million and nil upon satisfaction of milestones during the three months ended March 31, 2024 and 2023, respectively. The portion of the transaction price allocated to the R&D services was deferred and is being recognized as R&D services revenue are performed using an input method. Estimated costs to complete are reassessed on a periodic basis and any updates to the revenue earned are recognized on a prospective basis. The Company recognized R&D service revenue of $4.3 million and $1.8 million during the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024 and December 31, 2023, the accounts receivable of Innovent was $5.3 million and nil.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

5.	Collaboration and License Agreements - continued

Out-Licensing Arrangements – continued

Collaboration and License Agreement with NK

In October 2023, the Company entered into an agreement with NK, granting NK a sub-licensable, royalty-bearing, exclusive right and license to commercialize AB-106 in Japan (the “NK Territory”). The Company is responsible for funding ongoing clinical trials of AB-106 in the NK Territory, with NK responsible for funding regulatory submissions in the NK Territory. The Company also granted NK a sub-licensable, royalty-bearing, exclusive right and license to research, develop and commercialize any new indications of AB-106 in the NK Territory (“NK New Indication Right”).

The Company determined that the license represents a single performance obligation. The R&D services represent a material promise and were determined to be a separate performance obligation at the outset of the agreement as the promise is distinct and has standalone value to NK. The Company concluded that, at the inception of the agreement, the NK New Indication Right did not constitute a material right.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed and recognized the entire amount of the transaction price allocated to the license as license revenue of $33.9 million in late 2023. The portion of the transaction price allocated to the R&D services was deferred and is being recognized as R&D services revenue are performed using an input method. Estimated costs to complete are reassessed on a periodic basis and any updates to the revenue earned are recognized on a prospective basis. The Company recognized R&D service revenue of $22 and nil for the three months ended March 31, 2024 and 2023.

Contract assets and contract liabilities

When the Company satisfies its performance obligations by providing services to a customer before the customer pays consideration and before payment is due, the Company recognizes its rights to consideration as a contract asset.

The Company didn’t recognize any contract assets as of March 31, 2024 and December 31, 2023.

When a customer pays consideration before the Company provide services, the Company records its obligation as a contract liability. The Company expects to recognize all of this balance as revenue over the future 4 years.

The contract liabilities of the Company as of March 31, 2024 and December 31, 2023 are listed in the table below.

	As of March 31,	As of December 31,
	2024	2023
	US$	US$
Research and development service revenue	22,749	22,908

The balance of contract liabilities as of March 31, 2024 represents the transaction price allocated to the remaining performance obligations. The contract liability of $12,567 is expected to be recognized within one year and the rest in the following three years.

The balance of contract liabilities as of December 31, 2023 represents the transaction price allocated to the remaining performance obligations. The contract liability of $11,748 is expected to be recognized within one year and the rest in the following three years.

The compensation paid to obtain the contracts were immaterial, therefore, the Company has not capitalized any costs to obtain for the three months ended March 31, 2024 and 2023.

The costs incurred to fulfill customer contracts was capitalized and amortized to cost of revenue on a systemic basis that is consistent with the transfer to the customer of R&D services to which the asset relates. For the three months ended March 31, 2024 and 2023, $2,332 and $2,290 costs incurred to fulfill customer contracts were capitalized and expensed in the same period. There were no balances of the asset as of March 31, 2024 and December 31, 2023.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Borrowings

In 2020, the Company entered into loan agreements with Bank of Hangzhou to obtain short-term borrowings to supplement its working capital. As of March 31, 2024 and December 31, 2023, the outstanding balance net of repayments was $5.7 million and $5.7 million, respectively. For the three months ended March 31, 2024 and 2023, the Company had drawn down nil, $0.1 million and repaid nil and nil. The fixed interest rate of these borrowings was 4.05% to 4.10% per annum.

In 2022, the Company entered into loan agreements with China Merchants Bank to obtained short-term borrowings to supplement its working capital. As of March 31, 2024 and December 31, 2023, the outstanding balance was $2.8 million and nil, respectively. For the three months ended March 31, 2024 and 2023, the Company had drawn down $2.8 million, nil and repaid nil and nil. The fixed interest rate of these borrowings was 3.90% per annum.

In 2023, the Company entered into loan agreements with China Zheshang Bank to obtain short-term borrowings to supplement its working capital. As of March 31, 2024 and December 31, 2023, the outstanding balance was nil and $1.4 million, respectively. For the three months ended March 31, 2024 and 2023, the Company had drawn down nil and $1.4 million and repaid $1.4 million and nil. The fixed interest rate of these borrowings was 4.50% per annum.

On April 21, 2021, the Company entered into a Loan and Security Agreement (“2021 SSVB Agreement”) with Shanghai Pudong Development Bank in Silicon Valley (“SSVB”) for up to $8.0 million or equivalent in optional currency RMB term loans. As of March 31, 2024 and December 31, 2023, the outstanding balance was $0.1 million and $0.4 million, respectively. For the three months ended March 31, 2024 and 2023, the Company had drawn down nil and nil and repaid $0.3 million and $0.6 million. The weighted average interest rate of borrowings drawn under this agreement was 6% for the three months ended March 31, 2024 and 2023.

On April 4, 2023, the Company entered into a Loan and Security Agreement (“2023 SSVB Agreement”) with SSVB for up to 40.0 million RMB or equivalent in optional currency USD term loans (“SSVB Loan”). The SSVB Loan consists of a short-term working capital loan of 20 million RMB and a long-term loan of 20 million RMB, which matures on April 4, 2024 and April 4, 2025 respectively, at which time all outstanding balances are due. Draws on the line of credit for the short-term loans are payable on the maturity date of SSVB Loan. Draws on the line of credit for the long-term loans are payable in equal instalments monthly over the shorter of 24 months or from the date the draw took place till the SSVB loan matures. Outstanding balances will bear interest at a fixed rate of 4.25%. As of March 31, 2024 and December 31, 2023, the outstanding line of credit balance net of repayments was $5.1 million and $4.2 million. For the three months ended March 31, 2024, the Company had drawn down $4.2 million and repaid $3.3 million.

In connection with the 2021 SSVB Agreement, the Company issued to a related party of SSVB a warrant to purchase over a period of 5-years from the issuance date of the Warrant certain numbers of Series B Preferred Share at an exercise price of $3.5250 (“Exercise Price”). The numbers of Series B Preferred Share that the Warrant can be exercised for will be 10% of the total amount withdrawn under the Credit Agreement divided by the Exercise Price.

The Warrant is a freestanding financial instrument as it is legally detachable and separately exercisable from the SSVB Loan. Upon initial recognition, the management by assistance of third-party appraiser allocated the net cash proceeds received to the detachable Warrant first and then the residual to the SSVB Loan. The amount allocated to the Warrant was classified as warrant liabilities (as the underlying Series B Preferred Shares are contingently redeemable (puttable) outside of the Company’s control) and the same amount was presented as a discount of the SSVB Loan component.

In subsequent periods, the discount of SSVB Loan is accreted using the effective interest method. Consequently, the Company recorded expenses amounting to $4 and $35 related to amortization of discount of the SSVB loan under interest expenses line in the consolidated statement of operations and comprehensive loss for the three months ended March 31, 2024 and 2023, respectively.

On March 25, 2024, all the warrants were exercised at the fair value of $399 for the issuance of 146,859 Series B preferred shares and the Company received another $518 of proceeds based on the exercise price of $3.5250 per Series B preferred share.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Borrowings - continued

The following is a schedule of changes in the number of warrants issued and outstanding:

SSVB Warrant
Outstanding as of December 31, 2022	163,177
Warrants issued	—
Warrants exercised	—
Warrants number adjustment	(16,318)

Outstanding as of December 31, 2023	146,859

Warrants issued	—
Warrants exercised	(146,859)

Outstanding as of March 31, 2024	—

7.	CRPS

The Company has classified the CRPS as mezzanine equity as these CRPS are redeemable upon the occurrence of an event not solely within the control of the Company.

On March 25, 2024, 146,859 Series B CRPS were issued upon the exercise of warrants (see Note 6).

The movement of the numbers and carrying amount of Series A, A+, A-2, and B Preferred shares were shown as follow for the three months ended March 31, 2024 and 2023:

Series	Number of shares as of December 31, 2023	Issuance of CRPS	Number of shares as of March 31, 2024	Original Issue Price per Share	December 31, 2023 Carrying Amount	Issuance of CRPS	Change in redemption value	March 31, 2024 Carrying Amount	Liquidation Preference
				US$	US$	US$	US$	US$	US$
Series A	12,000,000	—	12,000,000	1.250	61,242	—	15,369	76,611	15,000
Series A+	10,784,344	—	10,784,344	1.750	49,113	—	19,737	68,850	18,873
Series A-2	2,704,012	—	2,704,012	1.925	12,141	—	5,122	17,263	5,205
Series B	17,259,714	146,859	17,406,573	3.525	72,387	917	37,824	111,128	61,767

Total	42,748,070	146,859	42,894,929		194,883	917	78,052	273,852	100,845

Series	Number of shares as of December 31, 2022 and March 31, 2023	Original Issue Price per Share	December 31, 2022 Carrying Amount	Change in redemption value	March 31, 2023 Carrying Amount	Liquidation Preference
		US$	US$	US$	US$	US$
Series A	12,000,000	1.250	56,706	1,086	57,792	15,000
Series A+	10,784,344	1.750	45,475	871	46,346	18,873
Series A-2	2,704,012	1.925	11,242	215	11,457	5,205
Series B	17,259,714	3.525	67,025	1,284	68,309	60,850

Total	42,748,070		180,448	3,456	183,904	99,928

The redemption value of the redeemable shares as of September 24, 2026, which is the earliest redemption date of those redeemable shares, are listed as below, assuming the fair market value of a Series B Preferred Share is lower than the price per share calculated by reference to Series B Preferred Shares that results in an Equity Gain IRR of at least 8%:

Redemption Value at September 24, 2026
US$
Series A CRPS	75,585
Series A+ CRPS	60,616
Series A-2 CRPS	14,985
Series B CRPS	89,969

241,155

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

8.	Share-Based Compensation

2021 Equity Incentive Plan

In December 2021, the Company adopted, and the board of directors (the “Board” or “BOD”) and shareholders approved the Plan or the issuance of stock options, restricted stock, and restricted stock units. The purposes of the Plan are to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards.

The Plan is administered by the Board, or, at its discretion, a committee of no less than two board members, (the “Committee”) and each option grant must be confirmed by an agreement referred to as the Award Agreement. The exercise prices, vesting and other restrictions are determined by the Board. The Plan authorizes up to 4,985,320 ordinary shares of the Company for the grant of Awards under the Plan. In 2022, the Company increased the Plan authorization by 1,599,120, for a total of 6,584,440 shares authorized as of December 31, 2022. In 2023, the Company increased the Plan authorization by 2,500,000, for a total of 9,084,440 shares authorized since then.

For the share options granted for the asset acquisition, the option will become vested and exercisable over three years, with 25% of the option vesting on the grant date and the rest vesting on a monthly basis thereafter in three years. Except that, the vesting is based on four years’ service condition, in which 25% of these options will become vested on the first anniversary and 6.25% of these options will become vested on a quarterly basis thereafter. For all the share options granted, the expiration period is 8 years.

For the restricted share units granted, the restricted share units will become vested and exercisable over four years. Two different vesting terms are distinguished based on new hire and promotion. For new hire, 25% of these restricted share units will become vested on the first anniversary and the remaining units being vested in equal monthly installments. For promotion, the restricted share units will become vested on a monthly basis in four years.

Stock Options

For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates.

The following table summarizes stock option activity for the three months ended March 31, 2024.

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Weighted average grant date fair value	Aggregate intrinsic value
		US$		US$	US$
Balances at December 31, 2023	7,974,970	1.57	6.15	1.00	4,136
Options granted	105,000	1.25	7.89	3.25
Options exercised	(79,375)	0.94	—	1.49
Options forfeited	(170,625)	1.18	5.62	1.28

Balances at March 31, 2024	7,829,970	1.57	5.66	1.01	18,225
Outstanding at March 31, 2024	7,829,970	1.57	5.66	1.01	18,225
Vested and expected to vest	7,666,543	1.57	5.66	1.01	17,809

Exercisable at March 31, 2024	4,096,267	1.71	5.20	0.81	8,998

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s ordinary share for those stock options that had exercise prices lower than the fair value of the ordinary share as of the end of the period. There were 79,375 stock options exercised and repurchased by the Company during the three months ended March 31, 2024, The repurchased price of the exercised stock options was $0.1 million, which was not paid recorded in accrued expenses and other current liabilities as of March 31, 2024. The repurchases of ordinary shares are accounted for under the cost method whereby the entire cost of the acquired share was recorded as reductions of ordinary shares and APIC as the repurchase price was less the fair value of ordinary shares as of the repurchase date.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

8.	Share-Based Compensation - continued

Stock Options – continued

The weighted-average assumptions used to estimate the fair value of stock options granted were as follows:

For the Three Months Ended March 31, 2024
Weighted average risk-free interest rate	4.17%
Expected term to maturity	5.08 years
Expected volatility	74.32%
Expected dividend yield	0.00%
Fair value of underlying ordinary shares	$3.91
Fair value of share option	$3.25

The total fair value of options vested during the three months ended March 31, 2024 was $0.9 million.

Restricted Stock Units

The following table summarizes stock option activity for the three months ended March 31, 2024.

	Number of restricted share units	Weighted average exercise price
		US$
Balances at December 31, 2023	—	—
Restricted share units granted	55,000	3.91

Balances at March 31, 2024	55,000	3.91

Vested and expected to vest	51,700	3.91

Share-Based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees is as follows (in thousands):

	For the Three Months Ended March 31,
	2024	2023
	US$	US$
Research and development	348	383
General and administrative	248	156

Total share-based compensation expense	596	539

As of March 31, 2024, the total unrecognized share-based compensation expense related to outstanding awards was approximately $4.65 million and is expected to be recognized over a weighted-average period of 1.53 years.

ANHEART THERAPEUTICS LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

9.	Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, CROs, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the three months ended March 31, 2024 and 2023 and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

10.	Subsequent Events

The Company has evaluated subsequent events through June 20, 2024, which is the date when the unaudited condensed consolidated financial statements were available to be issued.

On March 25, 2024, Nuvation Bio Inc. (NYSE: NUVB, “Nuvation Bio”) and the Company announced that the companies have entered into a definitive agreement for Nuvation Bio to acquire the Company in an all-stock transaction (the “Transaction”). Immediately following the closing of the Transaction, the former shareholders of the Company will own approximately 33% and the current stockholders of Nuvation Bio will own approximately 67% of Nuvation Bio on a fully diluted basis. The Transaction was completed on April 9, 2024. After the Transaction, the Company ceased to exist and was merged by a wholly owned subsidiary of Nuvation Bio.